UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 14, 2021

TIPTREE INC.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-33549	38-3754322
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

299 Park Avenue	13th Floor	New York	NY	10171
(Address of Principal Executive Offices)				(Zip Code)

(212) 446-1400
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	TIPT	NASDAQ	Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 14, 2021, the board of directors of Tiptree Inc. (“Tiptree”) appointed Randy Maultsby, age 47, as President. Previously, Mr. Maultsby held the title of Managing Director of Tiptree since 2010. In his new position as President, Mr. Maultsby will continue to focus on corporate strategy and development, overseeing Tiptree’s acquisition, disposition and capital markets activities. Mr. Maultsby will also continue to serve as an independent director of Invesque Inc., a position he has held since 2018. Prior to joining Tiptree in 2010, Mr. Maultsby was a Senior Vice President in the investment banking division of Fox-Pitt, Kelton. During his investment banking career, he focused on providing strategic advice to a broad array of banking, finance, asset management and brokerage clients. Mr. Maultsby has held various positions at JP Morgan, Conning & Company and Citigroup. Mr. Maultsby graduated with a B.A. from Hampton University.

In connection with Mr. Maultsby's appointment, Tiptree and Mr. Maultsby entered into an Executive Employment Agreement dated as of July 14, 2021 (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Maultsby will receive an annual base salary of $350,000 and will be eligible to receive an annual bonus in an amount determined by the Compensation, Nominating and Governance Committee of Tiptree’s board of directors. There is no definite term under the Employment Agreement, and Tiptree may terminate Mr. Maultsby at any time. If Mr. Maultsby’s employment is terminated by Tiptree without Cause (as defined in the Employment Agreement) or due to disability or death, or by Mr. Maultsby for “good reason” (as defined in the Employment Agreement) then, subject to the execution of a general release, Mr. Maultsby will be entitled to receive (i) a lump sum severance payment in an amount equal to one times base salary and the prior year's annual bonus, provided that, in the case of a termination of employment due to an executive’s death or disability, any severance pay will be reduced by amounts payable to an executive, or his estate, under a Tiptree sponsored plan; (ii) any earned but unpaid annual bonus with respect to any performance period that ends in the calendar year prior to the calendar year in which termination occurs, payable solely in cash; (iii) full vesting with respect to the time-based vesting condition (immediately in the case of death or disability and in accordance with the vesting schedule in the case of termination without cause) of any then outstanding unvested equity awards with respect to the time-based vesting condition of any then outstanding unvested equity awards (awards subject to performance-based vesting conditions remain outstanding for their term and eligible to vest on achievement of the performance requirement); and (iv) payment of the cost of COBRA premiums above the active employee rate through the earlier of 18 months following termination and the date the executive becomes eligible for comparable coverage with a subsequent employer. Mr. Maultsby has agreed to certain restrictive covenants under the Employment Agreement, including with respect to confidentiality at all times and non-competition and non-solicitation of clients, investors and employees during his employment and for one year following the date of his termination.

The foregoing description is summary in nature and does not purport to be a complete description of the terms of the Employment Agreement. Please refer to the Employment Agreement for full terms. The Employment Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Tiptree is a party to an indemnification agreement with Mr. Maultsby (the “Indemnification Agreement”). The Indemnification Agreement requires Tiptree to indemnify its executive officers and directors to the fullest extent permitted by law and to advance all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Although the Indemnification Agreement offers substantially the same scope of coverage afforded by Tiptree’s charter and bylaws and by Maryland law, the agreement provides greater assurance to directors and executive officers that indemnification will be available because, as a contract, the agreement cannot be modified unilaterally in the future by the Board or the stockholders to eliminate the rights it provides. This summary of the Indemnification Agreement is not complete and is qualified in its entirety by Tiptree’s Form of Indemnification Agreement, previously filed as Exhibit 10.9 to Tiptree’s Registration Statement on Form S-11, as amended (File No. 333-141634), filed on June 7, 2007 and herein incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d) List of Exhibits:

10.1	Executive Employment Agreement between Tiptree Inc. and Randy Maultsby dated as of July 14, 2021.
104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIPTREE INC.

Date:	July 14, 2021	By:	/s/ Jonathan Ilany
Name: Jonathan Ilany
Title: Chief Executive Officer